                        FIDUCIARY CAPITAL PARTNERS, L.P.
                        --------------------------------


                        --------------------------------
                             SECOND QUARTER REPORT
                                      1998

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                              MESSAGE TO INVESTORS


Dear Investor:

The Fund's net asset value per Unit was $10.66 at June 30, 1998. The Fund held portfolio investments in four companies, which represented approximately 59.1% of the Fund's net assets. The Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund the annual repurchase offer, to fund follow-on investments in existing portfolio companies, to pay Fund expenses and for distribution to the investors.

CASH DISTRIBUTIONS

The distribution for the second quarter of 1998 was paid on August 14, 1998 in an amount equal to $1.00 per Unit. Cumulative cash distributions paid to investors since the Fund's inception during 1990 total between $14.82 and $14.50 on a per Unit ($20.00 cost) basis, depending upon the closing in which the particular Units were issued.

The distribution for the third quarter of 1998 will be paid on November 13, 1998 in the amount of $.30 per Unit. All investors will receive this distribution if they are record holders as of September 30, 1998, whether or not Units are tendered for repurchase in the 1998 Periodic Repurchase Offer (see below).

A significant portion of the Fund's 1998 distributions will constitute a return of capital.

INVESTMENT UPDATE

LMC Corporation ("LMC") In early 1998, LMC determined that it needed $6 million to fund the development of its new product (the TrackMaster), finance the downpayment on and move to a new facility, purchase capital equipment needed to modernize the Company's production operations and to provide working capital. Accordingly, the Company offered to its existing shareholders the right to purchase 12 million addi-

                        --------------------------------
                                       ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

tional common shares at a price of $.50 per share. The Fund was offered 4,977,900 shares and has purchased all of such shares for a total consideration of $2,488,950. As a result of purchasing these additional shares, the Fund now owns approximately 50% of the Company's common stock and in conjunction with Fiduciary Capital Pension Partners, L.P., an affiliated fund ("FCPP"), owns approximately 91% of the Company. The other LMC shareholder has until November 1, 1998 to exercise the right to purchase 3,000,000 shares for $1.5 million. If this shareholder does not exercise this right, the Fund and FCPP will then have the right to purchase these additional shares.

In early September, the Company will purchase a building in Brigham City, Utah and will move its operations to this facility over the next two months. The existing facility, which consists of eleven separate buildings in Logan, Utah, is outdated and inefficient. The new facility will allow the Company to house its operations in one building and is expected to significantly reduce the Company's manufacturing costs. Additionally, the monthly costs associated with buying this building will be less than the Company is currently expending on lease payments. As part of the move, the Company is acquiring new capital equipment which will also provide significant operating efficiencies.

LMC's new product, the TrackMaster, was introduced into the market in the Spring of 1998 and has received very favorable market acceptance. The TrackMaster is a low ground pressure tracked vehicle that appears to have significant utility in a wide variety of applications. Through July, the Company had been successful in signing eight dealers with 27 sales locations to sell the TrackMaster. Approximately 25 of the new machines have been sold. Sales of this machine have been somewhat slowed by certain design and performance problems, a situation which is normal for the introduction of a new product. LMC's management has been very proactive in addressing the problems, all of which have been corrected or are presently being corrected. The Company expects to sell 120 of these machines in the fiscal year starting October 1, 1998.

FCM believes that with the new product, the new plant and new capital equipment, LMC will achieve profitability within the next year or so.


                        --------------------------------
                                       TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

Atlas Environmental, Inc. ("Atlas") On June 3, 1998, the Fund exchanged its Atlas subordinated notes (which were in default) and warrants for 989,414 shares of WasteMasters, Inc. ("WMI") common stock. WMI is an Atlanta, Georgia based waste management company that has recently announced an aggressive acquisition program.

Pursuant to the terms of the exchange agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right of first refusal thereafter, both of which are priced at $11.25 per share.

The WMI common stock, which trades on the NASDAQ Small Cap Market System ("WAST"), closed at $1.78 and $2.01 (an average of the closing bid and ask prices) on June 3, 1998 (the date of the exchange) and June 30, 1998, respectively. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position, the Fund is carrying the WMI stock at the same nominal value that the Atlas securities had previously been carried by the Fund, which was a total of $2. The 52 week low for the WMI common stock is $0.25 per share and the current price (August 31, 1998) is $0.875.

The Fund recorded a realized loss of $2,560,453 on the exchange, which is equal to the amount of the loss that the Fund expects to claim for income tax purposes from the disposition of the Atlas securities. The $1,321,794 balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

AR Accessories Group, Inc. ("ARA") The Fund owned an equity position in ARA (formerly known as Amity Leather Products Co.) since 1992. This equity position was acquired in connection with a subordinated debt investment, which ARA prepaid during 1994.

ARA filed for bankruptcy protection during March 1998. ARA's assets were liquidated at auction during May 1998, with the proceeds from the

                        --------------------------------
                                      THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

sale satisfying only a portion of ARA's debt. As a result, the $378,011 cost of the Fund's equity investment in ARA was written off as a realized loss during May 1998.

Mobile Technology, Inc. ("MTI") On June 1, 1998, the Fund received $191,469 from the sale of its MTI common equity. This amount represents approximately 95% of the sales proceeds that MTI expected the selling shareholders to receive from the sale. The remaining 5%, or approximately $10,000, is being held in escrow pending the resolution of a dispute over whether the sellers or the buyer should receive the benefit of warrant exercise proceeds. The Fund recorded a realized loss of $96,461 as a result of this sale.

INVESTMENT PERFORMANCE

The following analysis reflects only the Fund's investments that have gone full cycle, i.e., the investments that have been sold and with respect to which the Fund has recorded a realized gain or loss. Thus, investments that the Fund still owns, such as R.B.M. Precision Metal Products, LMC and WMI, are not included.

As reflected in the following graph and the schedules on pages seven and eight of this Quarterly Report, the Fund invested a total of $50.6 million in subordinated debt investments and received total proceeds of $57.6 million, including interest income, and fees and prepayment penalties, if applicable. In the aggregate, these debt investments yielded a return on investment of 1.1 to 1 and an annualized internal rate of return of 7.60%. The Fund also invested $3.7 million in equity securities, from which it received total proceeds of $13.3 million. In the aggregate, these equity investments yielded a return on investment of 3.6 to 1 and an annualized internal rate of return of 33.19%. Note that prior performance is not necessarily indicative of future results.







                        --------------------------------
                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

[GRAPH]


The Fund has four remaining investments, which we anticipate will be liquidated over the next two to three years. We are actively attempting to realize the greatest possible returns from these remaining investments.


PERIODIC UNIT REPURCHASE POLICY

The Fund's investors adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to repurchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess of this amount are tendered, Units are purchased on a pro-rated basis, after giving priority to investors owning less than 100 Units.



                        --------------------------------
                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

The next opportunity to have the Fund repurchase your Units will occur during the fourth quarter of 1998. The repurchase offer schedule provides for a mailing to investors on October 5, 1998. The deadline for tendering Units for repurchase will be October 30, 1998. The repurchase price will be based on the net asset value per Unit on November 13, 1998 and payment for tendered Units will be made on November 20, 1998.

                                 * * * * * * * *

If you have any questions concerning your investment in the Fund, please call us at 800-866-7607.

Sincerely,


Paul Bagley, Chairman
FCM Fiduciary Capital Management Company


W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

August 31, 1998







                        --------------------------------
                                       SIX



                        FIDUCIARY CAPITAL PARTNERS, L.P.
----------------------------------------------------------------------------------------


                                DEBT INVESTMENTS
                          REALIZED GAINS AND LOSSES (1)
----------------------------------------------------------------------------------------
                                                                               Internal
Year of Investment /        Year of                                  Gain(1)    Rate of
Portfolio Company(2)       Repayment        Cost      Proceeds(1)    (Loss)      Return
----------------------------------------------------------------------------------------
       1990
Carr-Gottstein Foods Co.     1993       $ 2,940,260  $ 4,998,722   $2,058,462    23.56%
Midwest Dental Products
   Corporation               1992         5,478,467    7,946,060    2,467,593    22.63
Neodata Corporation          1993         2,684,449    3,877,613    1,193,164    17.11

       1991
KEMET Corporation            1993         4,014,737    5,494,046    1,479,309    17.63
Mobile Technology, Inc.      1998         3,777,475    1,030,215   (2,747,260)     N/A

       1992
Huntington Holdings, Inc.    1994         5,292,479    7,480,171    2,187,692    20.07
AR Accessories Group, Inc.   1994         5,478,467    6,686,926    1,208,459    11.74

       1993
ENI Holding Corp.            1997         5,914,363    9,477,926    3,563,563    13.91
KB Alloys, Inc.              1995         3,489,783    5,185,069    1,695,286    18.32
KEMET Corporation            1993         2,054,425    2,186,222      131,797    26.41
Protection One, Inc.         1995           985,660    1,338,165      352,505    22.11

       1994
Canadian's Holdings, Inc.    1996         2,876,392      367,216   (2,509,176)     N/A

       1995
Canadian's Holdings, Inc.    1996         1,750,113       62,294   (1,687,819)     N/A

       1996
Atlas Environmental, Inc.    1998         3,814,633    1,456,045   (2,358,588)     N/A
----------------------------------------------------------------------------------------
     Totals                             $50,551,703  $57,586,690   $7,034,987     7.60%
========================================================================================


(1) Includes interest income, and fees and prepayment penalties, if applicable. Note that prior performance is not necessarily indicative of future results.
(2) Includes investment in subsidiaries, if applicable.



                        --------------------------------
                                      SEVEN



                        FIDUCIARY CAPITAL PARTNERS, L.P.
-----------------------------------------------------------------------------------------
                               EQUITY INVESTMENTS
                          REALIZED GAINS AND LOSSES(1)
-----------------------------------------------------------------------------------------

                                                                                 Internal
Year of Investment /        Year of                                  Gain        Rate of
Portfolio Company(2)      Realization      Cost        Proceeds     (Loss)       Return
-----------------------------------------------------------------------------------------
        1990
Carr-Gottstein Foods Co.     1995      $  894,666    $ 1,450,374  $   555,708      9.78%
Neodata Corporation          1997          41,089      1,118,393    1,077,304     52.07

        1991
KEMET Corporation          1994/1995       70,616      4,547,055    4,476,439    112.37
Mobile Technology, Inc.      1992         440,586              -     (440,586)     N/A

        1992
Huntington Holdings, Inc.  1996/1998      103,811      1,478,483    1,374,672     70.10
Neodata Corporation          1997         296,858        309,103       12,245      0.81
AR Accessories Group, Inc.   1994         273,920              -     (273,920)     N/A

        1993
ENI Holding Corp.            1997         811,976      3,327,051    2,515,075     34.60
KEMET Corporation            1994         600,443        883,564      283,121     41.10
Protection One, Inc.         1995          97,340        146,641       49,301     21.02

        1994
Canadian's Holdings, Inc.    1996          39,782              -      (39,782)     N/A

        1996
Atlas Environmental, Inc.    1998          40,765              -      (40,765)     N/A
-----------------------------------------------------------------------------------------
     Totals                            $3,711,852    $13,260,664   $9,548,812     33.19%
=========================================================================================


 (1) Note that prior performance is not necessarily indicative of future results.
 (2) Includes investment in subsidiaries, if applicable.





                        --------------------------------
                                      EIGHT



                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------------------
                             SCHEDULE OF INVESTMENTS

JUNE 30, 1998 (UNAUDITED)
--------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                INVESTMENT        AMORTIZED                % OF TOTAL
SHARES       INVESTMENT                   DATE             COST       VALUE      INVESTMENTS
--------------------------------------------------------------------------------------------
MANAGED COMPANIES:

27,944 sh.    KEMET Corporation,
              Common Stock(1)*             07/11/91     $   9,905   $367,638
--------------------------------------------------------------------------------------------
                                                            9,905    367,638        2.7%
--------------------------------------------------------------------------------------------
$1,762,140    LMC Corporation, 12.00%
              Senior Subordinated          11/01/96
              Revolving Notes              through
              due 10/31/00 (Note 5)        06/22/98     1,762,140  1,762,140
260,400 sh.   LMC Corporation, 7.00%
              Cumulative Redeemable
              Preferred Stock*             06/10/94     2,596,621  2,596,621
3,824,000 sh. LMC Corporation,             02/09/96 &
              Common Stock*                05/05/98     2,184,799  1,326,719
52.08 sh.     LMC Credit Corp.,
              Common Stock*                02/09/96             1          1
--------------------------------------------------------------------------------------------
                                                        6,543,561  5,685,481       41.6
--------------------------------------------------------------------------------------------
$1,460,000    R.B.M. Precision Metal
              Products, Inc., 13.00%
              Senior Subordinated
              Secured Notes due
              5/24/02(2)                   05/24/95     1,397,328  1,397,328
11,060.6 sh.  R.B.M. Precision Metal
              Products, Inc., Warrants to
              Purchase Common Stock*       05/24/95        82,955     82,955
--------------------------------------------------------------------------------------------
                                                        1,480,283  1,480,283       10.8
--------------------------------------------------------------------------------------------
   Total Investments in Managed
     Companies (59.1% of net assets)                    8,033,749  7,533,402       55.1
--------------------------------------------------------------------------------------------
NON-MANAGED COMPANY:

989,414 sh.   WasteMasters, Inc.,
              Common Stock(3)*             06/03/98     1,321,795          1
--------------------------------------------------------------------------------------------
   Total Investment in Non-Managed
     Company (0.0% of net assets)                       1,321,795          1        0.0
--------------------------------------------------------------------------------------------




       The accompanying notes to financial statements are an integral part of this schedule.


                        --------------------------------
                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                       SCHEDULE OF INVESTMENTS (CONTINUED)



JUNE 30, 1998 (UNAUDITED)
--------------------------------------------------------------------------------

PRINCIPAL
AMOUNT/                                INVESTMENT     AMORTIZED                % OF TOTAL
SHARES       INVESTMENT                   DATE          COST        VALUE      INVESTMENTS
--------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS

$3,075,000   General Motors Accept.
             Corp., 5.39% Notes
             due 7/14/98               06/30/98      3,069,026      3,069,026
$3,075,000   General Electric
             Capital Corp., 5.38%
             Notes due 7/14/98         06/30/98      3,069,037      3,069,037
--------------------------------------------------------------------------------------------
   Total Temporary Investments (48.2% of net assets) 6,138,063      6,138,063      44.9
--------------------------------------------------------------------------------------------
   Total Investments (107.3% of net assets)        $15,493,607    $13,671,466     100.0%
============================================================================================

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) The notes will amortize in three equal annual installments of $486,667 commencing on May 24, 2000.
(3) The WasteMasters, Inc. common stock, which trades on the NASDAQ Small Cap System, is subject to a 24 month lock up period, a call option and a right of first refusal.
 *   Non-income producing security.



              The accompanying notes to financial statements are an
                        integral part of this schedule.

                        -------------------------------
                                       TEN



                        FIDUCIARY CAPITAL PARTNERS, L.P.
---------------------------------------------------------------------------------------
                                 BALANCE SHEETS

JUNE 30, 1998 AND DECEMBER 31, 1997 (UNAUDITED)
---------------------------------------------------------------------------------------
                                                          1998                1997
---------------------------------------------------------------------------------------
ASSETS:
  Investments:
    Portfolio investments, at value:
       Managed companies (amortized cost -
         $8,033,749 and $11,138,061,
          respectively)                               $  7,533,402         $  6,594,804
    Non-managed company (amortized cost -
       $1,321,795)                                               1                    -
    Temporary investments, at amortized cost             6,138,063           10,193,557
---------------------------------------------------------------------------------------
       Total investments                                13,671,466           16,788,361
  Cash and cash equivalents                                740,160              263,694
  Accrued interest receivable                               72,724               76,821
  Other assets                                               5,536               66,060
---------------------------------------------------------------------------------------
    Total assets                                      $ 14,489,886         $ 17,194,936
=======================================================================================
LIABILITIES:
  Payable to affiliates (Notes 2, 3 and 4)            $     30,103         $     39,123
  Accounts payable and accrued liabilities                 508,936              484,837
  Distributions payable to partners                      1,207,004            1,213,701
---------------------------------------------------------------------------------------
    Total liabilities                                    1,746,043            1,737,661
---------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 5)

NET ASSETS:
  Managing General Partner                                 (74,115)             (54,555)
  Limited Partners (equivalent to $10.66
    and $12.91, respectively, per limited
    partnership unit based on 1,201,564
    units outstanding)                                  12,817,958           15,511,830
---------------------------------------------------------------------------------------
       Net assets                                       12,743,843           15,457,275
---------------------------------------------------------------------------------------
         Total liabilities and net assets             $ 14,489,886         $ 17,194,936
=======================================================================================



       The accompanying notes to financial statements are an integral part of these financial statements.

                         ------------------------------
                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                            STATEMENTS OF OPERATIONS


FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

------------------------------------------------------------------------------------
                                                           1998              1997
------------------------------------------------------------------------------------
INVESTMENT INCOME:
   Income:
     Interest                                          $   214,948         $ 336,462
------------------------------------------------------------------------------------
       Total investment income                             214,948           336,462
------------------------------------------------------------------------------------
   Expenses:
     Professional fees                                      36,969            22,957
     Investment advisory fees (Note 2)                      32,986            44,135
     Fund administration fees (Note 3)                      35,842            35,842
     Administrative expenses (Note 3)                       20,277            20,277
     Independent General Partner fees
       and expenses (Note 4)                                14,879            11,023
     Other expenses                                         18,930             7,099
------------------------------------------------------------------------------------
       Total expenses                                      159,883           141,333
------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                       55,065           195,129
------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
     Net realized (loss) gain on investments            (2,971,463)           81,429
     Net change in unrealized loss
        on investments                                   2,905,923          (388,403)
------------------------------------------------------------------------------------
         Net loss on investments                           (65,540)         (306,974)
------------------------------------------------------------------------------------
NET DECREASE IN NET ASSETS
   RESULTING FROM OPERATIONS                           $   (10,475)        $(111,845)
=====================================================================================


       The accompanying notes to financial statements are an integral part of these financial statements.

                         ------------------------------
                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                            STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

-------------------------------------------------------------------------------------
                                                           1998              1997
-------------------------------------------------------------------------------------
INVESTMENT INCOME:
   Income:
     Interest                                           $  460,887        $  670,307
-------------------------------------------------------------------------------------
       Total investment income                             460,887           670,307
-------------------------------------------------------------------------------------
   Expenses:
     Professional fees                                     125,448            75,964
     Investment advisory fees (Note 2)                      68,751            66,414
     Fund administration fees (Note 3)                      71,685            71,685
     Administrative expenses (Note 3)                       40,553            40,553
     Independent General Partner fees
       and expenses (Note 4)                                36,156            24,696
     Other expenses                                         34,038            12,831
-------------------------------------------------------------------------------------
       Total expenses                                      376,631           292,143
-------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                       84,256           378,164
-------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
     Net realized (loss) gain on investments            (2,984,344)           81,429
     Net change in unrealized loss
        on investments                                   2,721,116        (1,343,253)
-------------------------------------------------------------------------------------
         Net loss on investments                          (263,228)       (1,261,824)
-------------------------------------------------------------------------------------
NET DECREASE IN NET ASSETS
   RESULTING FROM OPERATIONS                           $  (178,972)      $  (883,660)
=====================================================================================






       The accompanying notes to financial statements are an integral part of these financial statements.

                         ------------------------------
                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                            STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

------------------------------------------------------------------------------------
                                                                1998         1997
------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net decrease in net assets
     resulting from operations                              $  (178,972)  $ (883,660)
   Adjustments to reconcile net decrease in net
     assets resulting from operations to net
     cash provided by operating activities:
        Accreted discount on portfolio investments               (9,577)     (20,864)
        Change in assets and liabilities:
           Accrued interest receivable                            4,097      (10,916)
           Other assets                                          60,524      (38,014)
           Payable to affiliates                                 (9,020)       9,123
           Accounts payable and accrued liabilities              (1,663)       5,388
        Net realized loss (gain) on investments               2,984,344      (81,429)
        Net change in unrealized loss
           on investments                                    (2,721,116)   1,343,253
------------------------------------------------------------------------------------
              Net cash provided by operating activities         128,617      322,881
------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                         (1,985,300)    (554,596)
   Proceeds from dispositions of portfolio investments          818,812       81,429
   Sale of temporary investments, net                         4,055,494      897,677
------------------------------------------------------------------------------------
     Net cash provided by investing activities                2,889,006      424,510
------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                       (2,541,157)    (787,379)
------------------------------------------------------------------------------------
     Net cash used in financing activities                   (2,541,157)    (787,379)
------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            476,466      (39,988)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                263,694      272,543
------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $  740,160   $  232,555
====================================================================================
NONCASH INVESTING AND FINANCING ACTIVITIES:
   Investments exchanged for other investments               $1,639,201   $        -
====================================================================================





       The accompanying notes to financial statements are an integral part of these financial statements.

                         ------------------------------
                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                       STATEMENTS OF CHANGES IN NET ASSETS

FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND FOR
THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)

---------------------------------------------------------------------------------------
                                                                 1998          1997
---------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
   Net investment income                                    $     84,256    $ 1,016,693
   Net realized (loss) gain on investments                    (2,984,344)     3,545,258
   Net change in unrealized loss on investments                2,721,116     (3,859,138)
---------------------------------------------------------------------------------------
     Net (decrease) increase in net assets
       resulting from operations                                (178,972)       702,813
Repurchase of limited partnership units                                -     (1,363,640)
Distributions to partners from -
   Net investment income                                         (84,256)    (1,016,693)
   Realized gain on investments                               (1,741,470)    (1,905,894)
   Return of capital                                            (708,734)      (784,482)
---------------------------------------------------------------------------------------
     Total decrease in net assets                             (2,713,432)    (4,367,896)
Net assets:
   Beginning of period                                        15,457,275     19,825,171
---------------------------------------------------------------------------------------
   End of period (including no undistributed
     net investment income)                                 $ 12,743,843    $15,457,275
=======================================================================================





       The accompanying notes to financial statements are an integral part of these financial statements.

                         ------------------------------
                                     FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                        SELECTED PER UNIT DATA AND RATIOS
                                   (UNAUDITED)


                                            FOR THE THREE MONTHS          FOR THE SIX MONTHS
                                               ENDED JUNE 30,               ENDED JUNE 30,
---------------------------------------------------------------------------------------------
                                               1998          1997          1998         1997
---------------------------------------------------------------------------------------------
PER UNIT DATA:
         Investment income                  $   .18       $   .26       $   .38      $   .51
         Expenses                              (.13)         (.11)         (.31)        (.22)
---------------------------------------------------------------------------------------------
           Net investment income                .05           .15           .07          .29
         Net realized (loss) gain on
           investments                        (2.45)          .06         (2.46)         .06
         Net change in unrealized loss
           on investments                      2.39          (.29)         2.24        (1.02)
         Distributions declared to partners   (1.00)         (.30)        (2.09)        (.60)
---------------------------------------------------------------------------------------------
           Net decrease in net asset value    (1.01)         (.38)        (2.24)       (1.27)
              Net asset value:
                 Beginning of period          11.68         14.39         12.91        15.28
---------------------------------------------------------------------------------------------
                 End of period              $ 10.67       $ 14.01       $ 10.67      $ 14.01
=============================================================================================
RATIOS (ANNUALIZED):
         Ratio of expenses to average
           net assets                          4.77%         3.07%         5.35%        3.09%
         Ratio of net investment income to
                  average net assets           1.64%         4.24%         1.20%        4.00%
Number of limited partnership units at
         end of period                    1,201,564     1,299,176     1,201,564    1,299,176






  The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.

                       ----------------------------------
                                     SIXTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                          NOTES TO FINANCIAL STATEMENTS

JUNE 30, 1998 (UNAUDITED)

1.   GENERAL

The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of Fiduciary Capital Partners, L.P. (the "Fund"), necessary to fairly present the financial position of the Fund as of June 30, 1998 and the results of its operations, changes in net assets and its cash flows for the periods then ended.

These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1997.

2.   INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $68,751 were paid by the Fund for the six months ended June 30, 1998.

3.   FUND ADMINISTRATION FEES

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $71,685 were paid by the Fund for the six months ended June 30, 1998. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $40,553 for the six months ended June 30, 1998.

4.   INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Pension Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the six months ended June 30, 1998 totaled $36,156.






                      -------------------------------------
                                    SEVENTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



5.   COMMITMENTS AND CONTINGENCIES

LMC Commitments LMC Corporation (formerly, LMC Operating Corp.) ("LMC") is entitled to draw down a total of $1,967,040 pursuant to the terms of the Senior Subordinated Revolving Notes held by the Fund. At June 30, 1998, LMC had only drawn down $1,762,140. The remaining $204,900 was drawn down on July 14, 1998.

On August 4, 1998, the Fund purchased an additional 1,699,500 shares of LMC common stock for $849,750.

LMC Litigation On January 27, 1998, LMC Holding Co. ("LMC Holding"), which held approximately 50% of the issued and outstanding common stock of LMC on that date, commenced an action against the Fund, FCPP and each of Paul Bagley, the Chairman of the Board and Chief Executive Officer of FCM, W. Duke DeGrassi, the President of FCM, and Donald R. Jackson, the Senior Vice President, Treasurer, Chief Financial Officer and Compliance Officer of FCM (collectively, the "Individual Defendants"), in their capacities as officers of FCM, in the First Judicial District Court in and for Cache County, State of Utah, entitled LMC Holding Co. v. Fiduciary Capital Partners, L.P., et al., Civil No. 98-0100077 (the "LMC Action"). LMC Holding is controlled by Paul Wallace, a director of LMC and the trustee of its discontinued pension plan. FCM believes that the LMC Action was commenced in response to an action filed by LMC against Mr. Wallace to recover for a significant underfunding of LMC's discontinued pension plan. The Fund, FCPP and the Individual Defendants entered into a settlement agreement with LMC Holding, effective April 20, 1998. As part of the settlement, the Fund and FCPP have been able to increase their percentage ownership of LMC in exchange for the additional capital contributions. The LMC Action was subsequently dismissed with prejudice. FCM believes that the additional investment by the Fund and FCPP will allow LMC to implement a business plan designed to restore it to profitability within the next few years. LMC continues to pursue its legal action against Mr. Wallace with respect to the underfunding of its discontinued pension plan.






                        ---------------------------------
                                    EIGHTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following discussion should be read in conjunction with the Fund's unaudited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 1998, the Fund held portfolio investments in three Managed Companies and one Non-Managed Company, with an aggregate cost of approximately $9.4 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 55.1% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

As of June 30, 1998, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund will annually offer to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an addi-


                        ---------------------------------
                                    NINETEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------


tional 2% of the outstanding Units. The 1998 repurchase offer will be mailed to the Limited Partners during October 1998. The actual redemption of tendered Units will occur on November 20, 1998.

During February 1998, the Fund agreed to purchase $551,000 of LMC's Senior Subordinated Revolving Notes due August 20, 1998. This investment was funded during February and March 1998.

During April 1998, the Fund agreed to restructure and increase its aggregate investment in LMC. In the restructuring, $1,639,200 of the Fund's LMC Senior Subordinated Revolving Notes due October 31, 2000 were converted into additional LMC common stock. LMC was allowed to again draw down the $1,639,200 under the terms of the Revolving Note agreement to fund working capital requirements and to retire the $551,000 of LMC Senior Subordinated Revolving Notes due August 20, 1998, as described in the preceding paragraph. As a result of the restructuring, the Fund's percentage ownership of LMC's common stock increased from approximately 27% to approximately 48%.

During August 1998, the Fund purchased an additional 1,699,500 shares of LMC common stock for $849,750. As a result of this stock purchase, the Fund's percentage ownership of LMC's common stock increased from approximately 48% to approximately 50%.

During June 1998, the Fund sold all of its Mobile Technology, Inc. ("MTI") stock and warrants and received a distribution from the escrow account that was established during 1996 in connection with the sale of the Fund's Huntington Holdings, Inc. ("Huntington") stock. In total, the Fund received $267,812 in proceeds from these two transactions.

Other assets decreased $60,524 from $66,060 at December 31, 1997 to $5,536 at June 30, 1998. This decrease resulted primarily from the collection of a receivable from LMC for legal fees that the Fund advanced on behalf of LMC and a decrease in prepaid insurance.

During the six months ended June 30, 1998, the Fund paid cash distributions pertaining to the fourth quarter of 1997 and the first quarter of 1998, in the amounts of $1,213,701 and $1,327,456, respectively. The distribution for the fourth quarter of 1997 was equal to $1.00 per Unit for all Limited Partners. The per Unit distribution rate for the first quarter of 1998 varied between $1.00 and $1.13 depending upon the closing in which the particular Units were issued. This disproportionate cash distribution resulted from the Units being issued on different dates during 1990, and thus being entitled to differing Preferred Return amounts, as defined in the Fund's Partnership Agreement. These disproportionate distribution rates eliminated the remaining Preferred Return amounts, leaving all Units on an equal basis going forward.




                        ---------------------------------
                                     TWENTY

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------


The distribution for the second quarter of 1998 was paid on August 14, 1998 at a rate of $1.00 per Unit for all Limited Partners. The Fund currently expects the distribution for the third and fourth quarters of 1998, which are payable during November 1998 and February 1999, to be made at a reduced rate of $.30 per Unit for all Limited Partners. A significant portion of the distributions made in 1998 will constitute a return of capital.

The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This impacts the amount of the Fund's quarterly distributions because all proceeds from dispositions or maturities of investments are distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments in existing portfolio companies. The increase in the quarterly distribution rate during 1997 and 1998 represents a distribution of the proceeds from dispositions or maturities of investments during 1997 and 1998.


RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

The Fund's net investment income was $55,065 for the three months ended June 30, 1998 as compared to net investment income of $195,129 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.15 to $.05 and the ratio of net investment income to average net assets decreased from 4.24% to 1.64% for the three months ended June 30, 1998 as compared to the corresponding period of the prior year.

The Fund's net investment income was $84,256 for the six months ended June 30, 1998 as compared to net investment income of $378,164 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.29 to $.07 and the ratio of net investment income to average net assets decreased from 4.00% to 1.20% for the six months ended June 30, 1998 as compared to the corresponding period of the prior year.

Net investment income for both the three and six month periods ended June 30, 1998 decreased as a result of both a decrease in investment income and an increase in total expenses.

Investment income decreased $121,514 and $209,420, or 36.1% and 31.2%, for the three and six month periods ended June 30, 1998, as compared to the corresponding periods of the prior year. These decreases resulted primarily from the prepayment of the Fund's Elgin National Industries Inc. subordinated debt investment during



                        ---------------------------------
                                   TWENTY-ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------


November 1997. The Fund's total investments also decreased as a result of the Fund's repurchase of 7.51% of its Units during the fourth quarter of 1997. The negative effect of these items was partially offset by increases in interest income earned on temporary investments and on the LMC follow-on investments that were acquired during 1997 and 1998.

Total expenses increased $18,550 and $84,488, or 13.1% and 28.9%, for the three and six month periods ended June 30, 1998 as compared to the corresponding periods of the prior year. These increases resulted primarily from increases in professional fees, Independent General Partner fees and expenses and other expenses.

Independent General Partner fees and expenses increased because one of the Fund's three Independent General Partners resigned during the fourth quarter of 1996 and was not replaced until July 1997. The increase in professional fees was primarily the result of legal fees incurred during 1998 in connection with the LMC litigation. Other expenses increased primarily as a result of insurance expense associated with a new liability insurance policy for the Fund's general partners that was initially purchased during September 1997.

The investment advisory fees paid to FCM increased during the first quarter of 1998 as compared to the corresponding period of the prior year as a result of the direct receipt by FCM of consulting fees from LMC during the first quarter of 1997. Pursuant to the terms of the Fund's investment advisory agreement with FCM, the investment advisory fees payable to FCM by the Fund are reduced by the amount of any fees that FCM receives directly from any of the Fund's portfolio companies. The effect of the decrease (to zero) in the amount of LMC consulting fees received by FCM during 1998 was partially offset by the effect of the repurchase of Units by the Fund during the fourth quarter of 1997 and the realization of additional losses with respect to the Fund's investment in Canadian's Holdings, Inc. and its subsidiary ("Canadian's"). Both the repurchase of Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

The investment advisory fees decreased $11,149, or 25.3%, during the second quarter as compared to the corresponding period of the prior year. The comparative reversal from the first quarter resulted primarily from (i) the fact that FCM received no consulting fees from LMC during the second quarter of 1997, and (ii) the losses realized by the Fund during the second quarter of 1998 with respect to the MTI, Atlas Environmental, Inc. ("Atlas") and AR Accessories Group, Inc. ("ARA") portfolio investments. As noted above, realized losses decrease the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.




                        ---------------------------------
                                   TWENTY-TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                     NET REALIZED GAIN (LOSS) ON INVESTMENTS

The Fund owned an equity position in ARA (formerly known as Amity Leather Products Co.) since 1992. This equity position was acquired in connection with a subordinated debt investment, which ARA prepaid during 1994.

ARA reported significantly reduced earnings and cash flows from operations during 1997. During February 1998, ARA hired a crisis manager to assist it in addressing continuing significant declines in the company's sales and profits. The hiring of this crisis manager was precipitated by ARA's lenders, who notified ARA of defaults under its credit lines and demanded that ARA repay overadvances that were made during 1997. The Fund was notified that ARA was considering a number of options for solving these problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

ARA filed for bankruptcy protection during March 1998. ARA's assets were liquidated at auction during May 1998, with the proceeds from the sale satisfying only a portion of ARA's debt. The $378,011 cost of the Fund's equity investment in ARA was written off as a realized loss during May 1998.

On June 1, 1998, the Fund received $191,469 from the sale of its MTI common stock and warrants. This amount represents approximately 95% of the sales proceeds that the Company expected the sellers to receive from the sale. The remaining 5%, or approximately $10,000, is being held in escrow pending the resolution of a dispute over whether the sellers or the buyer should receive the benefit of warrant exercise proceeds. The Fund recorded a realized loss of $96,461 from this sale. The Fund will record a reduction of the realized loss if, and when, it actually receives a distribution of any of the escrowed funds.

The Fund's Huntington stock was sold for cash during February 1996. The Fund's share of the sales proceeds totaled $1,511,364, of which $1,320,711 was received during February 1996. The balance of the sales proceeds were held in escrow to pay various transaction expenses, to fund contingent purchase price adjustments and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. An agreement was recently reached with the buyer with regard to purchase price adjustments and other claims. The Fund received additional distributions of $19,920, $81,429 and $76,343 during September 1996, May 1997 and June 1998, respectively. The Fund's share of the remaining escrow balance is approximately $1,000. The Fund recognized realized gains of $1,236,821, $81,429 and $76,343 from this transaction during 1996, 1997 and 1998, respectively.

The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment did not perform as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, reacted to the covenant



                        ---------------------------------
                                  TWENTY-THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------


defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt, beginning in July 1996.

During August 1996, Atlas entered into a letter of intent, under the terms of which some of the company's businesses would be sold for cash. On November 5, 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt. On January 17, 1997, Atlas filed for Chapter 11 bankruptcy protection.

As a result of these developments, the Fund stopped accruing interest on its Atlas investment during April 1996 and recorded writedowns of $1,180,224 and $2,702,022 during 1996 and 1997, respectively, in the carrying value of the investment. The remaining carrying value of the Fund's Atlas investment as of December 31, 1997 was $2.

On June 3, 1998, the Fund exchanged its Atlas subordinated notes and warrants for 989,414 shares of WasteMasters, Inc. ("WMI") common sock. WMI is an Atlanta, Georgia based waste management company that has recently announced an aggressive acquisition program.

Pursuant to the terms of the exchange agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right of first refusal thereafter, both of which are priced at $11.25 per share.

The WMI common stock, which trades on the NASDAQ Small Cap Market System ("WAST"), closed at $1.78 and $2.01 (an average of the closing bid and ask prices) on June 3, 1998 and June 30, 1998, respectively. Based on these prices, the Fund's WMI had trading values of $1,761,157 on the date of the exchange (June 3, 1998) and $1,988,722 on June 30, 1998. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position, FCM decided to carry the WMI stock at the same nominal value that the Atlas securities had previously been carried by the Fund. The 52 week low for the WMI common stock is $0.25 per share and the current price (August 12, 1998) is $1.125.

The Fund recorded a realized loss of $2,560,453 on the exchange, which is equal to the amount of the loss which the Fund expects to claim for income tax purposes from the disposition of the Atlas securities. The balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.


                        ---------------------------------
                                   TWENTY-FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------


The Fund is continuing to accrue an interest reserve with respect to the potential Canadian's sales tax at a 12% annualized rate, or $12,881 and $25,762, respectively for the three and six month periods ended June 30, 1998. These amounts are recorded as realized losses in the Fund's Statements of Operations.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

As of December 31, 1997, the Fund had recorded $529,763 of unrealized gain and $5,073,020 of unrealized loss on investments. Therefore, as of December 31, 1997, the Fund had recorded a total net unrealized loss on investments of $4,543,257.





                        ---------------------------------
                                   TWENTY-FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------


The net increase in unrealized loss on investments during the three and six month periods ended June 30, 1998 and the cumulative net unrealized loss on investments as of June 30, 1998 consisted of the following components:

                                           Unrealized Gain (Loss) Recorded

---------------------------------------------------------------------------------------
                                     During the Three    During the Six
                                       Months Ended        Months Ended       As of
     Portfolio Company                 June 30, 1998      June 30, 1998   June 30, 1998
---------------------------------------------------------------------------------------
Unrealized losses recorded during
   prior periods with respect to
   investments disposed of during
   the period                         $   4,376,170        $ 4,214,940   $         --
KEMET                                      (148,453)          (172,030)       357,733
LMC                                              --                 --       (858,080)
WMI                                      (1,321,794)        (1,321,794)    (1,321,794)
-------------------------------------------------------------------------------------
                                      $   2,905,923        $ 2,721,116   $ (1,822,141)
=====================================================================================

KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $13.15625 (an average of the closing bid and ask prices) on June 30, 1998. This price is down from the closing prices of $18.46875 and $19.3125 on March 31, 1998 and December 31, 1997, respectively. Based on the $13.15625 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at June 30, 1998 had a market value of $367,638.

See "Net Realized Gain (Loss) on Investments" for a discussion of the unrealized loss on the Fund's WMI stock investment.

FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.



                          ----------------------------
                                   TWENTY-SIX